EXHIBIT 99.1

LANCE REPORTS THIRD QUARTER EARNINGS OF 27 CENTS PER SHARE ON 7% REVENUE GROWTH;
BOARD DECLARES REGULAR QUARTERLY DIVIDEND

     CHARLOTTE, NC, OCTOBER 21, 2004 — Lance, Inc. (Nasdaq: LNCE) today reported third quarter net income of $7.9 million or $0.27 per share, on a diluted basis, on net sales and other operating revenue of $154.9 million for the 13 weeks ended September 25, 2004. In the same period last year, net income was $7.6 million or $0.26 per share, on a diluted basis, on net sales and other operating revenue of $145.1 million.

     Net sales and other operating revenue increased $9.8 million, or 7%, in the third quarter from the same quarter a year ago. Non-branded revenue increased $9.1 million, or 18%, on strength in private label product sales and sales to other manufacturers. Branded product revenue increased $0.7 million, or 1%, as growth in sandwich crackers and cookies more than offset declines in cakes, meat snacks, candy and restaurant style crackers.

     During the third quarter, gross margin increased $1.4 million compared to the prior year third quarter as gains from higher volume ($5.4 million) and improved manufacturing efficiencies ($0.8 million) more than offset the impact of unfavorable mix ($2.4 million), increased promotional expense ($1.2 million) and higher net commodity and packaging costs ($1.2 million). Gross margin as a percent of revenue, however, declined 2.1 points due to a higher mix of non-branded product revenue, increased promotional allowances and higher commodity costs.

     Selling, marketing and delivery expenses rose $1.6 million during the third quarter due to volume-related increases in distribution expenses, higher fuel costs and increased incentive compensation expenses.

     General and administrative expenses increased $0.6 million from the third quarter of 2003 due to higher professional fees and incentive compensation expenses. Third quarter provisions for employees’ retirement plans, which are impacted by earnings and compensation levels, increased $0.4 million. Other income increased $0.6 million in the third quarter mainly due to gains on fixed asset disposals.

     The effective tax rate declined to 32.7% in the third quarter from 36.9% in last year’s third quarter due mainly to an increase in the utilization of tax credits and net operating loss carry-backs.

     “This was another positive quarter for us,” said Paul A. Stroup III, Chairman, President and Chief Executive Officer. “I am pleased with our effective plan execution, especially the continued progress in realigning our route sales system and maintaining the excellent momentum in private label sales. We expect a solid finish to 2004 and are encouraged as we look toward 2005.”

     The Company raised its full year 2004 earnings estimate to a range of $0.82 to $0.84 per share of common stock. Its previous estimate was $0.75 to $0.80 per share.

     The Board of Directors declared a regular quarterly cash dividend of $0.16 per share on the Company’s common stock. The dividend is payable on November 19, 2004, to stockholders of record at the close of business on November 10, 2004.

     Lance, Inc. has scheduled a conference call discussion with investors at 9:00 a.m. eastern daylight time on Friday, October 22, 2004 to discuss third quarter financial results. To participate in the call, the dial-in numbers are (800) 789-3681 for U.S. callers and (706) 634-1425 for international callers. The access code is “LANCE.” A continuous replay of the call will be available beginning at 12:00 noon on October 22nd and running through October 29th at midnight. The replay telephone number is (800) 642-1687. The international number is (706) 645-9291. The replay access code is 307659. A web-based replay of the conference call will also be available in the investor relations section of Lance’s web site, www.lance.com, through October 29, 2004.

     Lance, Inc. manufactures and markets snack foods throughout most of the United States and Canada.

     This news release contains statements which may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future earnings and results which are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ, including price competition, industry consolidation, raw material costs, food industry factors, effectiveness of sales and marketing activities and interest rate, foreign exchange rate and credit risks, are discussed in the Company’s most recent Form 10-Q filed with the Securities and Exchange Commission.

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per-share amounts)
(unaudited)

	For the Quarter (13 Weeks) Ended
	September 25, 2004	September 27, 2003
Net sales and other operating revenue	$154,876	$145,063
Cost of sales	83,358	74,969

Gross margin	71,518	70,094

Selling, marketing and delivery	50,569	48,927
General and administrative	7,653	7,052
Provisions for employees’ retirement plans	1,359	915
Amortization of intangibles	—	195
Other (income)/expense, net	(454)	155

Earnings before interest and income taxes	12,391	12,850

Interest expense, net	575	766

Earnings before income taxes	11,816	12,084
Income taxes	3,866	4,460

Net income	$7,950	$7,624

Earnings per share:
Basic	$0.27	$0.26
Diluted	$0.27	$0.26
Weighted average shares outstanding:
Basic	29,488,000	29,011,000
Diluted	29,778,000	29,195,000

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per-share amounts)
(unaudited)

	For the 39 Weeks Ended
	September 25, 2004	September 27, 2003
Net sales and other operating revenue	$451,024	$421,760
Cost of sales	243,784	219,788

Gross margin	207,240	201,972

Selling, marketing and delivery	152,087	148,638
General and administrative	22,511	21,235
Provisions for employees’ retirement plans	3,297	3,032
Amortization of intangibles	167	565
Loss on asset impairment	—	6,354
Other (income)/expense, net	(706)	533

Earnings before interest and income taxes	29,884	21,615

Interest expense, net	1,945	2,298

Earnings before income taxes	27,939	19,317
Income taxes	9,332	6,938

Net income	$18,607	$12,379

Earnings per share:
Basic	$0.63	$0.43
Diluted	$0.63	$0.42
Weighted average shares outstanding:
Basic	29,369,000	29,011,000
Diluted	29,674,000	29,164,000

LANCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)
(unaudited)

	September 25, 2004	December 27, 2003
Assets:
Cash and cash equivalents	$30,344	$25,479
Accounts receivable	52,993	41,877
Inventories	26,426	24,269
Prepaid income taxes	444	1,907
Deferred income tax benefit	5,991	9,336
Prepaid expenses and other	5,608	4,520

	121,806	107,388

Property plant and equipment, net	160,282	160,677
Goodwill and other intangibles, net	53,835	53,134
Other	2,816	2,448

	$338,739	$323,647

Liabilities and Equity:
Current portion of long-term debt	$39,370	$5,570
Accounts payable	16,130	12,003
Other current liabilities	47,572	40,487

	103,072	58,060

Long-term debt	—	38,168
Other liabilities	41,156	44,819
Stockholders’ equity	194,511	182,600

	$338,739	$323,647

Common shares outstanding at end of period	29,589,490	29,156,957

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the 39 Weeks Ended
	September 25, 2004	September 27, 2003
Operating Activities:
Net income	$18,607	$12,379

Depreciation and amortization	21,434	21,897
Loss on asset impairment	—	6,354
Gain on sale of property, net	(665)	(124)
Deferred income taxes	1,242	(3,688)
Imputed interest on deferred notes	97	360
Changes in operating assets and liabilities	(2,006)	3,096

Net cash flows provided by operating activities	38,709	40,274

Investing Activities:
Purchases of property and equipment	(20,574)	(14,140)
Proceeds from sale of property and equipment	1,060	651

Net cash used in investing activities	(19,514)	(13,489)

Financing Activities:
Dividends paid	(14,125)	(13,982)
Issuance of common stock, net	5,438	9
Repayments of debt	(5,648)	(59)
Net cash used in financing activities	(14,335)	(14,032)

Effect of exchange rate changes on cash	5	713

Increase in cash and cash equivalents	4,865	13,466
Cash and cash equivalents at beginning of period	25,479	3,023

Cash and cash equivalents at end of period	$30,344	$16,489